Exhibit 99.5
JOINT FILING AGREEMENT
     The undersigned, being duly authorized thereunto, hereby execute this agreement for inclusion as an exhibit to a Schedule 13D/A with respect to the common stock, par value $0.01 per share, of NEON Systems, Inc. to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, as amended, to file such Schedule 13D/A, and any further amendments or supplements to Schedule 13D, jointly on behalf of each such party.

Date: January 31, 2006
PROGRESS SOFTWARE CORPORATION

By: /s/ Norman R. Roberston

Norman R. Robertson
Senior Vice President, Finance and
Administration and Chief Financial Officer
Date: January 31, 2006
NOBLE ACQUISITION CORP.

By: /s/ Norman R. Roberston

Norman R. Robertson
Treasurer

Date: January 31, 2006

/s/ John J. Moores

John J. Moores